Exhibit 99.(A)

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into on February 16, 2015 by and among David C. and Mary C. Collins Family Trust, dated January 20, 1997 (the “Purchaser”) and each of the parties identified on Annex A attached hereto (the parties identified on Annex A attached hereto being hereinafter referred to, collectively, as the “Sellers” and each, a “Seller”). Each of the Purchaser and the Sellers are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Sellers own shares of common stock, par value $0.0001 per share (“Common Stock”), of Learning Tree International, Inc., a Delaware corporation (the “Company”); and

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, an aggregate of 3,300,105 shares of Common Stock (the “Shares”), all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements contained herein, the Parties hereby agree as follows (with the obligations, representations, warranties and acknowledgments of the Sellers understood to be several and not joint):

1. PURCHASE OF SHARES; DELIVERY OF SHARE CERTIFICATES; IRREVOCABLE PROXY

(a) On the terms and subject to the conditions hereinafter set forth, effective immediately upon receipt by the Sellers of the Purchase Price (defined below) (the “Effective Time”), each Seller hereby sells, transfers and assigns to the Purchaser, and the Purchaser hereby purchases from each Seller, the Shares set forth opposite such Seller’s name on Annex A, for an aggregate purchase price of Six Million One Hundred Five Thousand One Hundred Ninety Four Dollars and Twenty-Five Cents ($6,105,194.25) (the “Purchase Price”).

(b) As promptly as practicable following the execution of this Agreement, (i) the Purchaser shall pay to each Seller that portion of the Purchase Price set forth opposite such Seller’s name on Annex A attached hereto by wire transfer of immediately available funds to the account and depositary previously designated by such Seller and (ii) each Seller shall deliver or cause to be delivered to the Purchaser one or more stock certificates evidencing the Shares owned by such Seller, duly endorsed in blank or accompanied by stock powers in the form of Exhibit A hereto, which delivery shall be made to Skadden, Arps, Slate, Meagher & Flom LLP, c/o Brian McCarthy, 300 South Grand Avenue, Suite 3400, Los Angeles, California, 90071. As promptly as practicable following delivery to the Purchaser of the stock certificates evidencing the Shares, as provided in the preceding sentence, each of the Sellers shall use reasonable best efforts to cause the Company and its transfer agent to (x) cancel such certificates and issue new certificates for the Shares in the name of the Purchaser and (y) transfer record ownership of the Shares to the Purchaser on the stock transfer records of the Company. The Purchaser agrees to cooperate with the Seller and the Company’s transfer agent to facilitate the issuance of such new certificates and the transfer of record ownership of the Shares to the Purchaser.

(c) Notwithstanding any delay in the transfer of record ownership of the Shares to the Purchaser on the stock transfer records of the Company, as between the Sellers, on one hand, and the Purchaser, on the other, the Purchaser shall have all rights and privileges of a stockholder with respect to the Shares from and after the Effective Time, including the right to vote the Shares and the right to receive any dividends issued thereon (whether in cash, stock or otherwise), and shall be the sole beneficial owner of the Shares. In furtherance of the foregoing, from and after the Effective Time and until such time as the Purchaser becomes the record owner of the Shares, and in connection with any meeting of the Company’s stockholders or action by written consent for which the record date occurs prior to the time the Purchaser becomes the record owner of the Shares, each Seller hereby irrevocably constitutes and appoints the Purchaser with full power of substitution, the true and lawful proxy and attorney-in-fact to (i) vote all of the Shares owned of record by such Seller at any meeting (and any adjournment or postponement thereof) of the Company’s stockholders, and in connection with any written consent of the Company’s stockholders, and (ii) direct and effect the sale, transfer or other disposition of all or any part of the Shares owned of record by such Seller, if, as and when so determined in the sole discretion of the Purchaser, in any transaction compliant with law applicable at the time of such transaction to the respective Sellers. The proxy and power of attorney granted herein shall be irrevocable and shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke all prior proxies granted by the Sellers (if any) with respect to the Shares. Sellers shall not grant to any person any proxy which conflicts with the proxy granted herein, and any attempt to do so shall be null and void.

(d) At any time, and from time to time, the Parties will, without further consideration, execute and deliver such other instruments or documents and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.

(e) To the extent such agreement remains in effect, effective as of the Effective Time, that certain Stockholders Agreement, dated as of October 1, 1995, as amended and/or restated subsequent to such date, between David C. Collins and Eric R. Garen, shall terminate without further action by the parties thereto.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to the Purchaser as of the date hereof and as of the Effective Time that:

(a) Each of the Sellers identified in Annex A attached hereto has been validly established under the laws of the States of California (with respect to the Garen Family Trust, dated February 18, 1986 and the Garen Family Foundation dated October 15, 1996) and Delaware (with respect to the Garen Dynasty Trust, dated October 1, 1998) and is a validly existing trust under the laws of their respective States of organization, authorized to own and dispose of its assets. Annex A identifies the individual or individuals who are trustees of each of the Sellers which is identified in Annex A attached hereto (the individual or individuals who are the trustee or trustees of any Seller identified in Annex A attached hereto being hereinafter referred to with respect to such Seller as the “Trustee”). Each Trustee of each of the Sellers identified in Annex A attached hereto has full power and authority on behalf of such Seller to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement and any other documents or instruments required to be executed or delivered pursuant to the terms of this Agreement by each of the Sellers, the performance by each of the Sellers of their respective obligations hereunder and thereunder, and the consummation by each such Seller of the transactions contemplated hereby and, as applicable, thereby, are within each such Seller’s trust powers and have been duly authorized by all requisite action on the part of each such Seller. This Agreement has been duly and validly executed and delivered by such Seller, and, assuming due authorization, execution and delivery by each of the other parties hereto, is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Such Seller has full power and authority pursuant to the terms of the respective trusts to enter into this Agreement and consummate the transactions contemplated hereby.

(c) Each Seller (i) is the sole record and beneficial owner of the Shares set forth opposite such Seller’s name on Annex A attached hereto, (ii) has valid and unencumbered title to such Shares, free and clear of any liens, security interests, charges, encumbrances, adverse claims, rights and other restrictions of any nature (“Liens”), other than those imposed by applicable federal and state securities laws and the restrictive legend appearing on the certificates for the Sellers’ Shares, and (iii) has full legal right to sell, transfer and convey such Shares. Upon transfer of the Shares to the Purchaser in accordance with this Agreement, the Purchaser will acquire good title to the Shares free and clear of all Liens other than those imposed by applicable federal and state securities laws.

(d) The execution, delivery and performance of this Agreement by each Seller and the consummation by such Seller of the transactions contemplated by this Agreement do not and will not: (i) with respect to each of the Sellers identified in Annex A attached hereto, conflict with or result in a breach of any provision of the trust instrument governing such trust, (ii) conflict with or result in a violation of any judgment, order or law applicable to such Seller, (iii) conflict with, or result in a violation or breach of, or default under, any material contract or agreement or instrument in respect of indebtedness to which such Seller is a party or by which any of such Seller’s properties or assets is bound or (iv) require any consent or registration, declaration or filing with, notice to, or permit from, any governmental entity, except, in the case of clauses (ii) and (iv) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse with respect to the ability of such Seller to timely perform any of its obligations hereunder in any material respect.

(e) No person has or will have, as a result of the transactions contemplated hereby, any right, interest or valid claim against or upon the Purchaser for any commission, fee, or other compensation as a finder, broker or agent because of any act or omission by any Seller; and each Seller agrees to indemnify and hold the Purchaser harmless against any such commissions, fees or other compensation.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as of the date hereof and as of the Effective Time (and acknowledges that counsel for Eric and Nancy Garen may rely on these representations and warranties solely for purposes of rendering an opinion regarding transfer of the Shares) that:

(a) The David C. and Mary C. Collins Family Trust, dated January 20, 1997 (the “Collins Trust”) has been validly established under the laws of the State of California and is a validly existing trust under the laws of such State, authorized to own and dispose of its assets. David C. Collins and Mary C. Collins are the trustees of such trust and have full power and authority on behalf of such trust to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement and any other documents or instruments required to be executed or delivered pursuant to the terms of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and, as applicable, thereby, are within the Purchaser’s trust powers and have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser, and, assuming due authorization, execution and delivery by each of the other parties hereto, is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Purchaser has full power and authority pursuant to the terms of the Collins Trust to enter into this Agreement and consummate the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement do not and will not: (i) with respect to the Collins Trust, conflict with or result in a breach of any provision of the trust instrument governing such trust, (ii) conflict with or result in a violation of any judgment, order or law applicable to the Purchaser, or (iii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any governmental entity, except, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse with respect to the ability of the Purchaser to timely perform its obligations hereunder in any material respect.

(d) The Purchaser is acquiring the Shares for its own account, for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of the Shares.

(e) The Purchaser acknowledges that the Shares may constitute “restricted securities,” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and that the offer and sale of the Shares by the Sellers to the Purchaser has not been registered under the Securities Act or the securities laws of any state. The Purchaser understands that the Shares may not be offered, sold, transferred, pledged or otherwise disposed of by the Purchaser without an effective registration statement under the Securities Act and any applicable state securities laws or an exemption from registration under the Securities Act and any applicable state securities laws, and the Purchaser agrees that they will not take any action in violation of the foregoing. The Purchaser acknowledges that neither the

Sellers nor the Company is required to register the Shares under the Securities Act or any applicable state securities law or to make any exemption from registration available. The Purchaser understands that the certificates representing the Shares bear a legend to the following effect and that any new certificates issued to the Purchaser will bear a substantially similar legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“THE ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO THE EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.”

and that the Company may place a stop order against the transfer of the certificates representing the Shares and refuse to effect any transfers thereof in the absence of satisfying the conditions contained in the foregoing legend.

(f) The Purchaser hereby represents and warrants that the Purchaser (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and (ii) has such knowledge and experience in financial, investment and business matters as to be capable of evaluating the merits and risks of his purchase of the Shares.

(g) The Purchaser acknowledges that an investment in the Company involves substantial risks. The Purchaser (i) is able to bear the economic risk of the investment contemplated hereby for an indefinite period of time and (ii) can afford to suffer a complete loss of the investment contemplated hereby.

(h) No person has or will have, as a result of the transactions contemplated hereby, any right, interest or valid claim against or upon the Sellers for any commission, fee, or other compensation as a finder, broker or agent because of any act or omission by the Purchaser; and the Purchaser agrees to indemnify and hold the Sellers harmless against any such commissions, fees or other compensation.

4. JOINT ACKNOWLEDGMENTS AND WAIVERS

(a) Each of the Sellers and the Purchaser hereby acknowledges that it knows that the other party may have material, non-public information regarding the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects (collectively, “Information”). Each of the Sellers and the Purchaser further represents that it does not wish to receive any of this Information and that such Information might be material to such party’s decision to sell or purchase, as applicable, the Shares or otherwise materially adverse to such party’s interests. Accordingly, each of the Sellers and the Purchaser acknowledges and agrees that the other party shall have no obligation to disclose to such party any of such Information.

(b) Each of the Sellers and the Purchaser further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale or purchase, as applicable, of the Shares and has independently and without reliance upon the other party made its own analysis and decision to sell or purchase, as applicable, the Shares. Each of the Sellers and the Purchaser hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against the other party and its affiliates, controlling persons, officers, directors, employees, representatives and agents, based upon, relating to or arising out of the transactions contemplated hereby, including (without limitation) any claim or cause of action based upon, relating to or arising out of nondisclosure of the Information.

5. GOVERNING LAW; VENUE; JURY TRIAL WAIVER

This Agreement, and all matters directly or indirectly relating to or arising out of this Agreement, will be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws principles that would require the application of any other law. The Parties irrevocably submit, in any proceeding directly or indirectly relating to or arising out of this Agreement, to the exclusive jurisdiction of the courts of the State of Delaware or any federal court of the District of Delaware (in each case located in New Castle County), consent that any such proceeding may only be brought in such courts, waive any objection that they may now or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient forum and agree to be bound by any judgment rendered thereby in connection with this Agreement. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF THIS AGREEMENT.

6. AMENDMENTS AND WAIVERS

This Agreement may not be amended, restated, modified or supplemented in any respect and the observance of any term of this Agreement may not be waived, except by a written instrument executed by each Party against whom such amendment, restatement, modification, supplement or waiver is sought to be enforced. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach.

7. MISCELLANEOUS

(a) This Agreement is not assignable by any party. All covenants and agreements hereunder shall inure to the benefit of and be binding upon the Parties’ successors and permitted assigns.

(b) This Agreement is intended and agreed to be solely for the benefit of the Parties, and no third party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement other than the Parties and their respective successors and permitted assigns.

(c) Each Party has participated in negotiating and drafting this Agreement, so if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if the Parties had drafted it jointly, as opposed to being construed against a Party because it was responsible for drafting one or more provisions of this Agreement.

(d) This Agreement may be signed in counterparts (including by facsimile or electronic transmission).

(e) This Agreement sets forth the entire understanding of the parties in connection with the subject matter hereof. Any and all prior negotiations or discussion, either oral or written, in connection with the subject matter hereof are merged into this Agreement.

(f) In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of this Agreement, the substantially prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys’ fees). Except as set forth in the preceding sentence, all costs and expenses (including all legal and accounting fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses.

(g) The representations, warranties, and agreements of the parties contained herein shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

(h) If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties shall use their reasonable efforts, including, but not limited to, by amendment hereof, to ensure that this Agreement shall reflect as closely as practicable the intent of the parties on the date hereof.

(i) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or electronic mail or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received (or if given by facsimile transmission, when such facsimile is transmitted and the appropriate confirmation is received), at the respective addresses and facsimile numbers set forth on the signature page hereof or at such other address or facsimile number as the other party shall be notified of in accordance herewith.

(j) Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” References to numbered or letter articles, sections and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise. All references to this Agreement include, whether or not expressly referenced, the annexes, exhibits and schedules attached hereto. References to a Section, paragraph, Annex, Exhibit or Schedule, shall be to a Section or paragraph of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise expressly indicated, any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

[Signatures Follow Beginning on Next Page]

IN WITNESS WHEREOF, the parties hereby agree to the terms and conditions of this Agreement as set forth above and the undersigned has executed this Agreement as of the date first set forth above.

SELLERS

GAREN FAMILY TRUST, DATED FEBRUARY 18, 1986

By:	/s/ Eric R. Garen
Name:	Eric R. Garen
Title:	Trustee

By:	/s/ Nancy J. Garen
Name:	Nancy J. Garen
Title:	Trustee

Address for Notices:

140 N. Bristol Avenue
Los Angeles, CA 90049

GAREN DYNASTY TRUST, DATED OCTOBER 1, 1998

By:	/s/ Kenneth Anderson
Name:	Kenneth Anderson
Title:	Trustee

Address for Notices:

Kenneth Anderson
Aspiriant
11100 Santa Monica Blvd
Suite 600
Los Angeles, CA 90025

GAREN FAMILY FOUNDATION DATED OCTOBER 15, 1996

By:	/s/ Eric R. Garen
Name:	Eric R. Garen
Title:	Trustee

By:	/s/ Nancy J. Garen
Name:	Nancy J. Garen
Title:	Trustee

Address for Notices:

140 N. Bristol Avenue
Los Angeles, CA 90049

PURCHASER

DAVID C. AND MARY C. COLLINS FAMILY TRUST, DATED JANUARY 20, 1997

By:	/s/ David C. Collins
Name:	David C. Collins
Title:	Trustee

By:	/s/ Mary C. Collins
Name:	Mary C. Collins
Title:	Trustee

Address for Notices:

3876 Learning Tree Lane
Delaplane, VA 20144

EXHIBIT A

Equity Power

EQUITY POWER AND ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto [            ] (the “Purchaser”) or one or more of its designees              shares of the common stock, par value of $0.0001 per share, of Learning Tree International, Inc., a Delaware corporation (the “Shares”), standing in the undersigned’s name on the books of said Company such Shares represented by certificate number              and delivered herewith, and does hereby irrevocably constitute and appoint              as attorney-in-fact, with full power of substitution, to transfer said Shares on the books of said Company.

Dated:

[Seller]

Annex A

Seller	Trustee(s)	Shares	Purchase Price
Garen Family Trust, dated February 18, 1986	Eric R. Garen Nancy J. Garen	2,926,298	$5,413,651.30

Garen Dynasty Trust, dated October 1, 1998	Kenneth Anderson	154,999	$286,748.15

Garen Family Foundation dated October 15, 1996	Eric R. Garen Nancy J. Garen	218,808	$404,794.80

TOTAL		3,300,105	$6,105,194.25